Exhibit 99.1 news release

Ovintiv Names Sippy Chhina to Board of Directors

DENVER, January 11, 2024 – Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today announced that Sippy Chhina has been named as an independent member of its board of directors, effective January 15, 2024.

Chhina, 57, recently retired as a Partner at Deloitte Canada LLP, a leading multinational professional services network, where she held various roles since 2006. In addition to her client responsibilities, she also served as a member on the Board of Deloitte Canada and was a Vice Chair of the Firm. Prior to joining Deloitte Canada, Chhina served in roles of increasing responsibility with BDO LLP, including Partner from 1999 to 2006. She brings deep technical expertise in accounting, audit and financial reporting matters, extensive energy industry experience and professional services experience. Chhina immigrated to Canada from India in 1985, is a Chartered Professional Accountant and has her ICD.D designation from the Institute of Corporate Directors.

“We are very excited that Sippy is joining our board. Her diverse business experience and track record of excellence as a strategic advisor will expand the board’s strengths,” said Ovintiv Chairman Peter Dea. “Sippy’s appointment builds on our commitment to meaningful engagement and sound corporate governance through our ongoing board refreshment process.”

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

Ovintiv Inc.	1